Exhibit 99.1

Mannatech Reports First Quarter 2012 Financial Results

(COPPELL, Texas) May 9, 2012 — Mannatech, Incorporated (NASDAQ: MTEX), a leading developer and provider of nutritional supplements and skin care products based on Real Food Technology® solutions, today reported a net loss of $1.4 million, or $0.53 per diluted share, for the first quarter ending March 31, 2012, compared to a net loss of $4.8 million, or $1.81 per diluted share, for the first quarter of 2011.

Net sales for the first quarter of 2012 were $44.5 million, a decrease of 12.6% compared to $50.9 million in the first quarter of 2011.  Net sales for the United States and Canada declined 15.5% to $22.3 million compared to $26.4 million in the first quarter of 2011. International net sales of $22.2 million decreased 9.4% compared to $24.5 million in the first quarter of 2011.

Recruiting increased 11.4% as compared to the first quarter 2011.  New independent associates and members for the first quarter of 2012 were 21,659 compared to 19,435 in 2011.  Total independent associates and members based on a 12-month trailing period were approximately 372,000 as of March 31, 2012, compared to 392,000 as of March 31, 2011.

Dr. Robert Sinnott, CEO & Chief Science Officer, commented, “The energy of our field is evident as both the new associates and members for the first quarter of 2012 surpassed prior year first quarter recruitment.  In April of 2012, we had an excellent MannaFestSM event where NutriVerus™ powder, our newest product, and Navig8, our global recruitment and sales system, were introduced with great acceptance by our associates.  On May 1, 2012, we launched our 4Free Discount Program initiative which provides Members the opportunity to obtain future discounts on product purchases.  We believe these core initiatives will produce strong financial results in future quarters.”

Conference Call
Mannatech will hold a conference call and webcast to discuss this announcement with investors on Thursday, May 10, 2012 at 9:00 a.m. Central Daylight Time/10:00 a.m. Eastern Daylight Time.  Investors may listen to the call by accessing Mannatech’s website at Mannatech.com.  For those unable to listen to the live broadcast, a replay will be available shortly after the call.  The toll-free replay number is 888-286-8010 (International: 617-801-6888); the Conference ID to access the call is 43781652.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

About Mannatech
Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales associates around the globe including the United States, Canada, South Africa, the Republic of Namibia, Australia, New Zealand, Austria, Denmark, Germany, Norway, Sweden, the Netherlands, the United Kingdom, Japan, Taiwan, Singapore, Estonia, Finland, the Republic of Ireland, Czech Republic, the Republic of Korea and Mexico. For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “anticipate,” “believe,” “will,” “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

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MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – (UNAUDITED)
(in thousands, except share and per share amounts)

	March 31, 2012	December 31, 2011
ASSETS	(unaudited)
Cash and cash equivalents	$12,574	$18,057
Restricted cash	1,515	1,263
Accounts receivable, net of allowance of $26 and $22 in 2012 and 2011, respectively	258	304
Income tax receivable	888	888
Inventories, net	17,616	17,786
Prepaid expenses and other current assets	3,225	2,497
Deferred tax assets	941	936
Total current assets	37,017	41,731
Property and equipment, net	7,248	9,566
Construction in progress	3	—
Long-term restricted cash	3,551	3,386
Other assets	3,243	2,815
Long-term deferred tax assets	823	772
Total assets	$51,885	$58,270

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$843	$852
Accounts payable	6,092	4,825
Accrued expenses	7,629	10,514
Commissions and incentives payable	5,603	8,567
Taxes payable	3,576	3,364
Current deferred tax liability	198	185
Deferred revenue	1,475	1,569
Total current liabilities	25,416	29,876
Capital leases, excluding current portion	1,226	1,358
Long-term deferred tax liabilities	2	1
Other long-term liabilities	5,747	5,382
Total liabilities	32,391	36,617

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 2,769,756 shares issued and 2,647,735 shares outstanding as of March 31, 2012 and 2,769,756 shares issued and 2,648,518 shares outstanding as of December 31, 2011	—	—
Additional paid-in capital	42,455	42,408
Accumulated deficit	(6,932)	(5,532)
Accumulated other comprehensive loss	(1,233)	(427)
Less treasury stock, at cost, 121,237 shares in 2012 and 2011	(14,796)	(14,796)
Total shareholders’ equity	19,494	21,653
Total liabilities and shareholders’ equity	$51,885	$58,270

MANNATECH, INCORPORATED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)
(in thousands, except per share information)

	Three months ended March 31,
	2012	2011
Net sales	$44,502	$50,900
Cost of sales	6,395	7,214
Commissions and incentives	18,985	21,707
	25,380	28,921
Gross profit	19,122	21,979

Operating expenses:
Selling and administrative	11,484	16,018
Depreciation and amortization	2,458	2,801
Other operating costs	7,236	8,066
Total operating expenses	21,178	26,885

Loss from operations	(2,056)	(4,906)
Interest expense	(53)	(20)
Other income, net	892	267
Loss before income taxes	(1,217)	(4,659)

Provision for income taxes	(183)	(119)
Net loss	$(1,400)	$(4,778)

Net loss per share:
Basic	$(0.53)	$(1.81)
Diluted	$(0.53)	$(1.81)

Weighted-average common shares outstanding:
Basic	2,648	2,649
Diluted	2,648	2,649

The approximate number of new and continuing independent associates and members who purchased our packs or products during the twelve months ended March 31, 2012 and 2011were as follows:

	2012		2011
New	80,000	21.5%	87,000	22.2%
Continuing	292,000	78.5%	305,000	77.8%
Total	372,000	100.0%	392,000	100.0%